DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2023, Barclays Bank PLC (“Barclays,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Act”): Exchange-Traded Notes.
Description of Exchange-Traded Notes
The following description of our Exchange-Traded Notes (the “ETNs”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated September 16, 2004, entered into between us and The Bank of New York Mellon, New York Branch, as “Trustee” as amended by a supplemental indenture dated February 22, 2018 (the “Indenture”), which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.2 is a part. We encourage you to read the Indenture for additional information.
The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the Indenture from time to time. The ETNs constitute our unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except those obligations as are preferred by operation of law.
The ETNs are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the FDIC or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.
The Indenture does not limit the amount of debt securities that we may issue. We may, without holders’ consent, create and issue additional securities having the same terms and conditions as a series of ETNs. If there is substantial demand a series of ETNs, we may issue additional ETNs in that series frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs of any series. However, we are under no obligation to create or sell additional ETNs at any time, and if we do create or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the relevant ETNs in the secondary market could be materially and adversely affected.
For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters under “General Terms of the ETNs—Modification and Waiver” and “—Events of Default; Limitations on Suits” below.
Unless otherwise specified, references to “holders” in this section mean those who own the ETNs registered in their own names, on the books that we or the Trustee, or any successor Trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.
Description of iPath® Bloomberg Commodity Index Total ReturnSM Exchange-Traded Notes
Terms defined within this “Description of iPath® Bloomberg Commodity Index Total ReturnSM Exchange-Traded Notes” section are defined only with respect to this section.
General
The return on iPath® Bloomberg Commodity Index Total ReturnSM Exchange-Traded Notes (“ETNs”) is linked to the performance of the Bloomberg Commodity Index Total ReturnSM (the “Index” or
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended the “BCOM Index”). The Index is designed to be a benchmark for commodities as an asset. The Index is composed of futures contracts on physical commodities (the “index components”) and is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is the exclusive property of UBS Securities LLC (collectively with its affiliates, “UBS”) and its licensor. On July 1, 2014, UBS entered into a commodity index license agreement with Bloomberg Finance L.P., whereby UBS has engaged Bloomberg’s services for calculation, publication, administration and marketing of the Bloomberg Commodity IndexesSM. The Index is now calculated, administered and published by Bloomberg Index Services Limited (“BISL” or the “Index Sponsor” and, collectively with its affiliates, “Bloomberg”). The ETNs are traded on the NYSE Arca stock exchange under the ticker symbol “DJP.”
Inception, Issuance, and Maturity
The ETNs were first sold on June 6, 2006, were first issued on June 9, 2006, and are due on June 12, 2036.
We refer to June 6, 2006 as the “inception date,” June 9, 2006 as the “issue date” and June 12, 2036 as the “maturity date.”
If the maturity date the ETNs is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date, then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.
In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.
Coupon
We will not pay holders interest during the term of the ETNs.
Denomination
The ETNs are in denominations of $50.
Payment at Maturity
If holders hold their ETNs to maturity, they will receive a cash payment in U.S. dollars at maturity that is linked to percentage change in the value of the Index between the inception date and the final valuation date. The cash payment in U.S. dollars at maturity for the ETNs will be an amount equal to (1) the principal amount of the ETNs times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.
The index factor for the ETNs on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.
Investor Fee
The investor fee for the ETNs on the final valuation date is equal to (1) (a) 0.75% per year (for the period from the inception date to and including April 30, 2015) and (b) 0.70% per year (for the period beginning the day after April 30, 2015 until the redemption date or the maturity date) times (2) the principal amount of the ETNs times (3) the index factor, calculated on a daily basis in the following manner: The accrued investor fee on the inception date of the ETNs was equal to zero. On each subsequent calendar day until and including April 30, 2015, the accrued investor fee increased by an amount equal to (1) 0.75% per year times (2) the principal amount of the ETNs times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365. For the period beginning on, but not including April 30, 2015 and ending on, and including the redemption date, or the maturity date, the accrued investor fee increases by an amount equal to (1) 0.70% per year times (2) the principal amount of the ETNs times (3) the index factor on that
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.
The investor fee reduces the daily return of the ETNs. Because the investor fee reduces the amount of return to holders at maturity or upon early redemption, the value of the Index must increase significantly in order for holders to receive at least the principal amount of their investment at maturity or upon early redemption. If the value of the Index decreases or does not increase sufficiently, holders will receive less than the principal amount of their investment at maturity or upon early redemption.
Payment Upon Holder Redemption
Prior to maturity, holders may, subject to certain restrictions, redeem their ETNs on any holder redemption date during the term of the ETNs, provided that they present at least 30,000 ETNs for redemption, or their broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles their ETNs for redemption with those of other investors to reach this minimum. If holders choose to redeem their ETNs on a particular holder redemption date, they will receive a cash payment in U.S. dollars on such date in an amount equal to the daily redemption value, which is (1) the principal amount of the ETNs times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. Holders must redeem at least 30,000 ETNs at one time in order to exercise their right to redeem their ETNs on any holder redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 30,000 ETNs. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective.
The index factor for a series of ETNs on the relevant valuation date is the closing value of the Index underlying such ETNs on that day divided by the initial index level. The initial index level is the closing value of the Index underlying the ETNs on the relevant inception date.
The investor fee is calculated as described in “—Investor Fee.”
In the event that payment upon holder redemption is deferred beyond the original holder redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
Notwithstanding the foregoing, we currently have reduced the minimum redemption amount to 5,000 ETNs. Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until the waiver is removed by us at our sole discretion. We intend to provide to holders of the ETNs at least ten calendar days’ notice prior to removing any waiver for the reduction of the minimum redemption amount for the ETNs. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 30,000 ETNs for all redemption dates after such further modification. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.
Payment Upon Issuer Redemption
Prior to maturity, we may, at our sole discretion, choose to redeem the ETNs (in whole but not in part) on any issuer redemption date during the term of the ETNs. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than 10 calendar days prior to the issuer redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice. If we exercise our right to redeem the ETNs, holders will receive a cash payment in U.S. dollars on that date in an amount equal to (1) the principal amount of the ETNs times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.
The index factor for the ETNs on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the relevant inception date.
The investor fee is calculated as described in “—Investor Fee.”
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

In the event that payment upon issuer redemption is deferred beyond the original issuer redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
Valuation Date
A valuation date is each business day from June 15, 2006 to June 5, 2036, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five trading days. We refer to Thursday, June 5, 2036, as the “final valuation date.”
Redemption Date
A holder redemption date is the third business day following each valuation date (other than the final valuation date), where the final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.
An issuer redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.
Early Redemption Procedures
Holder Redemption Procedures
Holders may, subject to the minimum redemption amount described above, elect to redeem their ETNs on any holder redemption date. To redeem their ETNs, holders must instruct their broker or other person with whom they hold their ETNs to deliver a notice of redemption to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.
Issuer Redemption Procedures
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without holders’ consent on any issuer redemption date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to DTC and the Trustee not less than ten calendar days prior to the issuer redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the date specified by us in the notice (subject to postponement in the event of a market disruption event), and the ETNs will be redeemed on the issuer redemption date specified by us in such notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.
Market Disruption Events
As set forth under “—Payment at Maturity,” “—Payment Upon Holder Redemption” and “—Payment Upon Issuer Redemption” above, the calculation agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date be postponed by more than five trading days.
If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day.
Any of the following will be a “market disruption event”:
•a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);
•the daily contract reference price for any index component is a “limit price,” which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;
•failure by the Index Sponsor to publish the closing value of the Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or
•any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect.
The following events will not be market disruption events:
•a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•a decision by a trading facility to permanently discontinue trading in any index component.
Default Amount on Acceleration
If an Event of Default (as defined below) occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “General Terms of the ETNs—Default Amount.”
Discontinuance or Modification of the Index
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued Index and approves as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.
If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.
If the calculation agent determines that the Index, the index components of the Index or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.
All determinations and adjustments to be made by the calculation agent with respect to the value of the Index and the amount payable at maturity or upon redemption or otherwise relating to the value of the Index may be made in the calculation agent’s sole discretion.
Split or Reverse Split of the ETNs
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

On any business day we may elect to initiate a split of the ETNs or a reverse split of the ETNs. Such date shall be deemed to be the “Announcement Date,” and we will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.
If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. The record date for the split will be the 9th business day after the Announcement Date. Any adjustment of the principal amount of the ETNs will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split of the ETNs, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. The record date for the reverse split will be on the 9th business day after the Announcement Date. Any adjustment of principal amount of the ETNs will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split of the ETNs, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders of the ETNs for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the Announcement Date in an amount equal to the appropriate percentage of the principal amount of the reverse split-adjusted ETNs on the 14th business day following the Announcement Date times the index factor on the applicable business day minus the investor fee on the applicable business day.
In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.
Business Day
When we refer to a business day with respect to the ETNs, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.
Description of iPath® Series B S&P 500® VIX Short-Term FuturesTM Exchange-Traded Notes and iPath® Series B S&P 500® VIX Mid-Term FuturesTM Exchange-Traded Notes
Terms defined within this “Description of iPath® Series B S&P 500® VIX Short-Term FuturesTM Exchange-Traded Notes and iPath® Series B S&P 500® VIX Mid-Term FuturesTM Exchange-Traded Notes” section are defined only with respect to this section.
General
The return of iPath® Series B S&P 500® VIX Short-Term FuturesTM Exchange-Traded Notes (“VXX ETN”) is linked to the performance of the S&P 500® VIX Short-Term Futures Index TR and the return of the iPath® Series B S&P 500® VIX Mid-Term FuturesTM Exchange-Traded Notes (“VXZ ETN,” together with the VXX ETN, the “ETNs”) is linked to the performance of the S&P 500® VIX Mid-Term Futures Index TR (each, an “Index” and collectively, the “Indices”). The Indices are designed to provide investors with exposure to one or more maturities of futures contracts (the “index components”) on the CBOE Volatility Index ® (the “VIX Index” or “VIX”). The Indices were created by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “index sponsor”). The index sponsor calculates the level of the relevant Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it as soon as practicable thereafter. The ETNs are traded on the CBOE BZX Exchange under the ticker symbols “VXX” and “VXZ,” respectively.
Inception, Issuance and Maturity
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

Each series of ETNs was first sold on January 17, 2018 (the “inception date”). Each series of ETNs were first issued on January 19, 2018 (the “issue date”) and each will be due on January 23, 2048 (the “maturity date”).
If the maturity date for a series of ETNs is not a business day, the maturity date will be the next following business day. If the final valuation date is postponed, the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated. In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.
Coupon
We will not pay holders interest during the term of the ETNs.
Denomination
The VXX ETNs were initially issued in denominations of $27.193879. Following a series of reverse splits, the VXX ETNs are currently issued in denominations of $435.102064.
The VXZ ETNs are issued in denominations of $16.855272.
We reserve the right to initiate a further split or reverse split of the ETNs in our sole discretion.
Payment at Maturity
If holders hold their ETNs to maturity, they will receive a cash payment in U.S. dollars per ETN equal to the applicable closing indicative value on the final valuation date.
The “closing indicative value” for the iPath® Series B S&P 500® VIX Short-Term FuturesTM ETNs on the initial valuation date was equal to $27.193879, and the closing indicative value for the iPath® Series B S&P 500® VIX Mid-Term FuturesTM ETNs on the initial valuation date was equal to $16.855272. On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the closing indicative value for each series of ETNs will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.
Barclays Bank PLC implemented a 1 for 4 reverse split of the VXX ETNs, effective at the open of trading on April 23, 2021. For the purpose of calculating the closing indicative value of the VXX ETNs on April 23, 2021, the effective date of the reverse split, the closing indicative value for that series on the immediately preceding calendar day in the above formula was adjusted to $41.64026716, which is equal to the closing indicative value of $10.41006679 on April 22, 2021 multiplied by 4. Barclays Bank PLC implemented a second 1 for 4 reverse split of the VXX ETNs, effective at the open of trading on March 7, 2023. For the purpose of calculating the closing indicative value of the VXX ETNs on March 7, 2023, the effective date of the reverse split, the closing indicative value for that series on the immediately preceding calendar day in the above formula was adjusted to $42.8632, which is equal to the closing indicative value of $10.7158 on March 6, 2023 multiplied by 4.
If the ETNs undergo a further split or reverse split, the closing indicative value will similarly be adjusted accordingly.
An “index business day” is a day on which the Index is calculated and published by the index sponsor.
The “daily index factor” for a series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.
The “investor fee” for each series of ETNs on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each series of ETNs will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of 0.89% per year, which we refer to as the “investor fee rate.” The investor fee reduces the daily return of each series of ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.
A “trading day” for a series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the CBOE BZX Exchange and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.
A “valuation date” means each trading day from January 17, 2018 to January 17, 2048, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days. We refer to January 17, 2018 as the “initial valuation date” and January 17, 2048 as the “final valuation date” for the ETNs.
Payment Upon Holder Redemption and Issuer Redemption
Up to the valuation date immediately preceding the final valuation date, and subject to certain restrictions, holders may elect to redeem their ETNs on any redemption date during the term of the ETNs, provided that they present at least 25,000 ETNs of the same series for redemption, or their broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles their ETNs for redemption with those of other investors to reach this minimum. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs. If holders choose to redeem their ETNs, they will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value applicable to such ETN on the applicable valuation date minus the redemption charge.
The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.05% times the closing indicative value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.
We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, holders will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value applicable to such ETN on the applicable valuation date.
A “redemption date” is:
•in the case of a holder redemption, the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in their notice of redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date; and
•in the case of an issuer redemption, the fifth business day following the valuation date that we specify in an issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.
In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
Early Redemption Procedures
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

Holder Redemption Procedures
Holders may, subject to the minimum redemption amount described above, elect to redeem their ETNs on any redemption date. To redeem their ETNs, holders must instruct their broker or other person through whom holders hold their ETNs to deliver a notice of holder redemption to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date specified in their notice of redemption.
If holders elect to redeem their ETNs on a redemption date that is later in time than the redemption date resulting from our election to exercise our issuer redemption right, their election to redeem their ETNs will be deemed to be ineffective, and their ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.
Issuer Redemption Procedures
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without holders’ consent on any business day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.
Market Disruption Event
If an Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects any Index, any futures contract underlying any Index and/or the ability to hedge any Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.
The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a “market disruption event”:
•the index sponsor does not publish the level of an Index on any index business day;
•a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than one hour of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;
•a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange;
•a suspension, absence or material limitation of trading on any relevant exchange for the futures contracts on the VIX Index (or any relevant successor index) for more than one hour of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

•a breakdown or failure in the price and trade reporting systems of the relevant exchange for the futures contracts on the VIX Index (or the relevant successor index) as a result of which the reported trading prices for options on the S&P 500® Index (“SPX Options”) or futures contracts on the VIX Index (or futures contracts on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;
•a decision to permanently discontinue trading in SPX Options or futures contracts on the VIX Index (or futures contracts on the relevant successor index);
•on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying an Index;
•any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying an Index; and
•the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.
A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect any Index, any futures contract underlying any Index, or the calculation of the VIX Index.
For purposes of determining whether a market disruption event has occurred:
•a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);
•limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:
•a price change exceeding limits set by such relevant exchange,
•an imbalance of orders relating to such options, or
•a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and
•a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures contracts on the VIX Index (or futures contracts on the relevant successor index).
Default Amount on Acceleration
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

If an Event of Default (as defined below) occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.
Discontinuance or Modification of an Index
If the index sponsor discontinues publication of an Index and they or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued Index and approves as a successor index, then the calculation agent will determine the level of the relevant Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.
If the calculation agent determines that the publication of an Index is discontinued and that there is no successor index, or that the closing level of an Index is not available because of a market disruption event or for any other reason, on the date on which the level of that Index is required to be determined, or if for any other reason an Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the relevant Index.
If the calculation agent determines that an Index, the index components of an Index or the method of calculating an Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.
All determinations and adjustments to be made by the calculation agent with respect to the level of an Index and the amount payable at maturity or upon early redemption or otherwise relating to the value of an Index may be made in the calculation agent’s sole discretion.
Split or Reverse Split of the ETNs
On any business day we may elect to initiate a split of the ETNs or a reverse split of the ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.
If a series of ETNs undergoes a split, we will adjust the terms of such series of ETNs accordingly. The record date for the split will be the 9th business day after the announcement date. Any adjustment of the closing indicative value of such series of ETNs will be rounded to 8 decimal places. The split will become effective at the opening of trading of such series of ETNs on the business day immediately following the record date.
In the case of a reverse split of a series of ETNs, we reserve the right to address odd numbers of ETNs of such series (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. The record date for the reverse split will be on the 9th business day after the announcement date. Any adjustment of the closing indicative value of such series of ETNs will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of such series of ETNs on the business day immediately following the record date.
In the case of a reverse split of a series of ETNs, holders who own a number of ETNs of such series on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders of such series of ETNs for the maximum number of ETNs of such series they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.
In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.
On April 9, 2021, Barclays Bank PLC announced a reverse split of the VXX ETNs in accordance with the procedures described above. The record date for the reverse split was April 22, 2021 and the reverse split became effective on April 23, 2021. The amount of cash payment due on any partials following the reverse split was determined based on the closing indicative value of the VXX ETNs on April 29, 2021 and such cash payment was made on May 4, 2021. On February 21, 2023, Barclays Bank PLC announced a second reverse split of the VXX ETNs in accordance with the procedures described above. The record date for the reverse split was March 6, 2023 and the reverse split became effective on March 7, 2023. The amount of cash payment due on any partials following the reverse split was determined based on the closing indicative value of the VXX ETNs on March 13, 2023 and such cash payment was made on March 16, 2023.
Description of iPath® Select MLP Exchange-Traded Notes
Terms defined within this “Description of iPath® Select MLP Exchange-Traded Notes” section are defined only with respect to this section.
General
The return of the iPath® Select MLP Exchange-Traded Notes (the “ETNs”) is linked to the performance of the CIBC Atlas Select MLP Index (the “Index”). The Index is designed to provide exposure to a basket of midstream U.S. and Canadian master limited partnerships, limited liability companies and corporations (collectively, the “Index Constituents”) that trade on major U.S. exchanges, are classified in the GICS® Energy Sector or GICS® Gas Utilities Industry according to the Global Industry Classification Standard® (“GICS”) and meet certain eligibility criteria. The Index Constituents are selected for inclusion in the Index using the CIBC Select Master Limited Partnership Strategy (the “Strategy”) developed by CIBC Private Wealth Advisers, Inc. (the “Index Selection Agent”). The Strategy dynamically selects a basket of up to 100 Index Constituents based on certain eligibility criteria including their long-term credit rating, the portion of their cash flow driven by mid-stream operations and their size as measured by free-float market capitalization and average daily trading volume. The Index Selection Agent provides the Index Constituents selected by the Strategy to Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is administered and published by Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC. Prior to June 25, 2018, the Index was called the Atlantic Trust Select MLP Index. The Index Sponsor has appointed a third-party index calculation agent (the “Index Calculation Agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index. While the Index Sponsor is responsible for the operation of the Index, among other things, certain aspects have thus been outsourced to the Index Calculation Agent. The ETNs are traded on the CBOE BZX Exchange (“CBOE BZX”) under the ticker symbol “ATMP.”
Inception, Issuance and Maturity
The ETNs were first sold on March 12, 2013 (the “inception date”). The ETNs were first issued on March 15, 2013 (the “issue date”) and will be due on March 18, 2043 (the “maturity date”).
Coupon
If holders or we have not previously redeemed the ETNs, for each ETN that held on the applicable coupon record date, holders will receive an interest payment in cash per ETN on each coupon payment date in U.S. dollars equal to the coupon amount, if any, on the applicable coupon valuation date.
The “coupon amount” on any coupon valuation date will equal the greater of (i) zero and (ii)(1) the accrued dividend on such coupon valuation date minus (2) the accrued investor fee on such coupon valuation date.
Denomination
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

The ETNs are in denominations of $25.00. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.
Payment at Maturity
If holders hold their ETNs to maturity, they will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the applicable final valuation date.
The “closing indicative value” for each ETN on any given calendar day until the final valuation date or applicable valuation date (in the case of early redemption) will equal (1) the ETN current value on such calendar day plus (2) the accrued dividend on such calendar day minus (3) the accrued investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.
The “ETN current value” for each ETN on any given calendar day will be calculated as follows: The ETN current value on the initial valuation date was $25.00. On any subsequent calendar day until maturity or early redemption, the ETN current value will equal (1) the closing VWAP level on that day (or on the immediately preceding index business day, if such calendar day is not an index business day) divided by (2) the VWAP factor.
The “initial VWAP level” is 122.48, which is equal to the VWAP level at the close of trading on the initial valuation date, as determined by the VWAP calculation agent.
The “closing VWAP level” is equal to (i) the VWAP level as of the close of trading on any index business day, for purposes of holder redemption, or (ii) the arithmetic mean of the VWAP levels as of the close of trading on each index business day during the final measurement period or the issuer redemption measurement period, for purposes of the payment at maturity or upon issuer redemption, respectively, in each case as determined by the VWAP calculation agent.
“VWAP level” means, on any index business day, as calculated by the VWAP calculation agent, the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the number of units of that Index Constituent as of such date published by the Index Sponsor. The VWAP level is reported on Bloomberg page “BXVWATMP <Index>.”
“VWAP” means, with respect to each Index Constituent, on any index business day, the consolidated volume-weighted average price of one unit of such Index Constituent as determined by the VWAP calculation agent based on all trades in such Index Constituent reported in the consolidated tape system during the regular trading session.
The “VWAP factor” is 4.89920, which is equal to (1) the initial VWAP level divided by (2) the principal amount per ETN. If the ETNs undergo a split or reverse split, the VWAP factor will be adjusted accordingly.
The “accrued dividend” for each ETN on any calendar day will be calculated as follows: The accrued dividend on the initial valuation date was zero. The accrued dividend on any subsequent calendar day will equal (1) the accrued dividend as of the immediately preceding calendar day plus (2) the dollar dividend value on such calendar day minus (3) the coupon adjustment dividend amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued dividend will be adjusted accordingly.
The “dollar dividend value” on any calendar day will equal (1) the index dividend on such calendar day divided by (2) the VWAP factor.
The “index dividend” on any calendar day represents the aggregate cash value of distributions, net of applicable dividend withholding tax, that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day. The index dividend on any calendar day will equal the sum of the products of (i) the cash value of distributions, net of applicable dividend withholding tax, that a hypothetical holder of one share or unit of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended number of units of that Index Constituent included in the Index as of such date. A dividend withholding tax is a tax applied to dividends or distributions that would be received by a holder of an Index Constituent. The applicable rate of the dividend withholding tax for purposes of calculating the index dividend at any given time is determined by the Index Sponsor in its discretion, based on the rate generally applicable in respect of an Index Constituent given its jurisdiction of organization. As of the date hereof, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Index Constituent organized under the laws of Canada or any province or territory of Canada by 15% for purposes of calculating the index dividend.
On any calendar day that is not a coupon ex-date, the “coupon adjustment dividend amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment dividend amount will equal the accrued dividend on the coupon valuation date immediately preceding such coupon ex-date. The effect of the coupon adjustment dividend amount as of each coupon ex-date is to reduce the accrued dividend (and, therefore, the closing indicative value) by the amount of the index dividends reflected in any coupon amount that holders will be entitled to receive on the immediately following coupon payment date.
The “accrued investor fee” for each ETN on any calendar day will be calculated as follows: The accrued investor fee on the initial valuation date was zero. The accrued dividend on any calendar day will equal (1) the accrued investor fee as of the immediately preceding calendar day plus (2) the daily fee value on such calendar day minus (3) the coupon adjustment fee amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued investor fee will be adjusted accordingly. The accrued investor fee reduces the daily return of the ETNs.
The “daily fee value” on any calendar day is equal to the product of (1) the closing VWAP level on such calendar day divided by the VWAP factor and (2) 0.95% divided by 365. Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of approximately 0.95% per year.
On any calendar day that is not a coupon ex-date, the “coupon adjustment fee amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment fee amount will equal (i) the coupon adjustment dividend amount on such coupon ex-date, if the coupon amount in respect of such coupon-ex date is zero or (ii) the accrued investor fee on the coupon valuation date immediately preceding such coupon ex-date, if the coupon amount in respect of such coupon-ex date is greater than zero. The effect of the coupon adjustment fee amount as of each coupon ex-date is to reduce the accrued investor fee by the portion of the accrued investor fee that was offset against accrued dividends in calculating any coupon amount that holders will be entitled to receive on the immediately following coupon payment date. If the coupon amount in respect of any coupon valuation date is zero, which means that the accrued investor fee as of that coupon valuation date is equal to or greater than the accrued dividend as of that coupon valuation date, the accrued investor fee will be reduced by the accrued dividend and the remaining accrued investor fee will effectively be carried forward to be offset against subsequent accrued dividends.
The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.125% times the closing indicative value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.
An “index business day” means any day which is a New York Stock Exchange business day.
Valuation Date and Dates Relating to Coupon Payments
A “valuation date” is each business day from March 12, 2013 to March 5, 2043 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of the Index. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five business days. We refer to March 12, 2013 as the “initial valuation date” and March 5, 2043 as the “final valuation date.”
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

A “trading day” is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the CBOE BZX, in each case as determined by the calculation agent in its sole discretion.
A “coupon valuation date” means the 15th of February, May, August and November of each calendar year during the term of the ETNs or if such date is not an index business day, then the first index business day following such date (subject to the occurrence of a market disruption event). The first coupon valuation date was on May 15, 2013.
A “coupon ex-date” means the eighth index business day following each coupon valuation date (subject to the occurrence of a market disruption event). Effective as of August 31, 2017, the coupon ex-date changed from the seventh index business day to the eighth index business day. The first coupon ex-date was on May 24, 2013.
A “coupon record date” means the ninth index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon record date was on May 29, 2013.
A “coupon payment date” means the 15th index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon payment date was on June 6, 2013.
Maturity Date
If the maturity date is not a business day, the maturity date will be the next following business day. If the last day of the final measurement period does not qualify as a business day, then the maturity date will be the fifth business day following the last day of the final measurement period. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.
In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.
A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.
Payment Upon Holder Redemption and Issuer Redemption
Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, holders may elect to redeem their ETNs on any redemption date during the term of the ETNs, provided that they present at least 50,000 of the ETNs for redemption or their broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles their ETNs for redemption with those of other investors to reach this minimum. If holders choose to redeem their ETNs, they will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date minus the redemption charge.
Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, holders will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date (which will reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including such valuation date).
A “redemption date” is:
•in the case of holder redemption, effective as of August 31, 2017, the second business day following any valuation date (other than the final valuation date). The final redemption date of the ETNs will be the second business day following the valuation date that is immediately prior to the final valuation date; and
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

•in the case of issuer redemption, the fifth business day after the last day of the issuer redemption measurement period, which will in no event be prior to the 20th calendar day following the date on which we deliver such notice.
In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
Early Redemption Procedures
Holder Redemption Procedures
Holders may, subject to the minimum redemption amount described above, elect to redeem their ETNs on any redemption date. To redeem their ETNs, holders must instruct their broker or other person through whom holders hold their ETNs to deliver a notice of redemption, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.
Issuer Redemption Procedures
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without holders’ consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than 20 calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the date specified by us in the notice (subject to postponement in the event of a market disruption event), and the ETNs will be redeemed on the fifth business day after the last day of the issuer redemption measurement period, but in no event prior to the 20th calendar day following the date on which we deliver such notice.
Default Amount on Acceleration
If an Event of Default (as defined below) occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “General Terms of the ETNs—Default Amount.”
Discontinuance or Modification of the Index
If the index sponsor discontinues publication of the Index, and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.
If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.
If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.
All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.
Postponement of Valuation Dates
Valuation dates with respect to the ETNs may be postponed and thus the determination of the Index level may be postponed if the calculation agent determines that, on the respective date, a market
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended disruption event has occurred or is continuing in respect of the Index. Any of the following will be a “market disruption event” with respect to the Index:
•a suspension, absence or material limitation of trading in the index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•a suspension, absence or material limitation of trading in futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•the closure on any day of the primary market for futures or options contracts relating to the Index or index constituents constituting 20% or more, by weight, of the index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market; or
•any scheduled trading day on which (1) the primary markets for index constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fail to open for trading during its regular trading session.
For purposes of the ETNs, “scheduled trading day” as used therein shall mean trading day as defined above under “Payment at Maturity.”
The following events will not be market disruption events:
•a limitation on the hours or number of days of trading on which any index constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•a decision to permanently discontinue trading in futures or options contracts relating to the Index.
For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.
In contrast, a suspension or limitation of trading in futures or options contracts related to the Index or any index constituent, if available, in the primary market for those contracts, by reason of any of:
•a price change exceeding limits set by that market,
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

•an imbalance of orders relating to the index constituent or those contracts, as applicable, or
•a disparity in bid and ask quotes relating to the index constituent or those contracts, as applicable, will constitute a suspension or material limitation of trading in such index component in its primary market or in futures or options contracts related to the Index or that index constituent in the primary market for those contracts.
For the purpose of determining whether a market disruption event with respect to the Index exists at any time, if trading in an index constituent is materially suspended or limited at that time, then the relevant percentage contribution of that index constituent to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that index constituent relative to (y) the overall level of the Index, in each case immediately before that suspension or limitation.
If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth trading day in the absence of the market disruption event.
Split or Reverse Split of the ETNs
On any business day we may elect to initiate a split of the ETNs or a reverse split of the ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.
If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. The record date for the split will be the ninth business day after the announcement date. Any adjustment of the closing indicative value, VWAP factor, accrued dividend, and accrued investor fee will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. The record date for the reverse split will be on the ninth business day after the announcement date. Any adjustment of the closing indicative value, VWAP factor, accrued dividend, and accrued investor fee will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.
In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.
Description of iPath® Series B Carbon Exchange-Traded Notes
Terms defined within this “Description of iPath® Series B Carbon Exchange-Traded Notes” section are defined only with respect to this section.
General
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

The return of the iPath® Series B Carbon Exchange-Traded Notes (the “ETNs”) is linked to the performance of the Barclays Global Carbon II TR USD Index (the “Index”). The objective of the Index is to provide exposure to the price of carbon as measured by the return of futures contracts on carbon emissions credits from one of the world’s major emissions-related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (“EU ETS”). The Index is composed of allocations in futures contracts on a carbon emissions credit from the EU ETS (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing level of the Index will be calculated on each index business day and is reported by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T.” The ETNs are traded on the NYSE Arca exchange under the ticker symbol “GRN.”
Inception, Issuance and Maturity
The ETNs were first sold on September 9, 2019 (the “inception date”). The ETNs were first issued on September 11, 2019 (the “issue date”) and will be due on September 8, 2049 (the “maturity date”).
If the maturity date is not a business day, the maturity date will be the next following business day. If the calculation agent postpones the final valuation date upon the occurrence or continuance of a market disruption event, then the maturity date will be the fifth business day following the final valuation date, as postponed.
In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.
Coupon
We will not pay holders interest during the term of the ETNs.
Denomination
The ETNs were initially issued in denominations of $50. Following a split, the ETNs are currently issued in denominations of $10. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.
Payment at Maturity
If holders hold their ETNs to maturity, they will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the final valuation date.
The “closing indicative value” for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.
Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.
The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.
The “investor fee” for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.75% times (2) the closing indicative value on the immediately preceding calendar day times (3) the
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.
A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.
A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.
A “valuation date” means each trading day from September 9, 2019 to September 2, 2019, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days.
An “index business day” is a day on which the Index is calculated and published by the index sponsor.
The “initial valuation date” for the ETNs is September 9, 2019.
The “final valuation date” for the ETNs is September 2, 2019.
Payment Upon Holder Redemption and Upon Issuer Redemption
If we have not delivered notice of our intention to exercise our right to redeem the ETNs, up to the valuation date immediately preceding the final valuation date, and subject to certain restrictions, holders may elect to redeem their ETNs on any redemption date during the term of the ETNs. If holders redeem their ETNs, they will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value. Holders must redeem at least 5,000 ETNs at one time in order to exercise their right to redeem their ETNs on any redemption date. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs.
Prior to maturity we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, holders will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative value on the valuation date specified in such notice.
A “redemption date” is:
•In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in the relevant notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.
•In the case of issuer redemption, the redemption date is the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.
In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.
Early Redemption Procedures
Holder Redemption Procedures
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, holders may, subject to the minimum redemption amount described above, elect to redeem their ETNs on any redemption date. To redeem their ETNs, holders must instruct their broker or other person through whom holders hold their ETNs to deliver a notice of holder redemption to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date.
If holders elect to redeem their ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, their election to redeem their ETNs will be deemed to be ineffective, and their ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.
Issuer Redemption Procedures
We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without holders’ consent on any business day on or from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event later than the maturity date.
Market Disruption Events
Any commodity or commodity futures contract constituting part of the Index is referred to as an “Index Component” for purposes of this section.
Any of the following will be a “market disruption event” with respect to the Index and any affected Index Component, in each case as determined by the calculation agent in its sole discretion:
•a material limitation, suspension or disruption of trading in any Index Component included directly or indirectly in the Index;
•the settlement price for any Index Component included directly or indirectly in the Index is a “limit price,” which means that the settlement price for that contract has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or
•failure by the index sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the settlement price or closing level for one or more Index Components.
The following event will not be a market disruption event:
•a decision by a trading facility to permanently discontinue trading in any Index Component.
If the calculation agent determines that any valuation date (including the final valuation date) is not a scheduled trading day for any Index Component or on any valuation date (including the final valuation date) a market disruption event occurs or is continuing with respect to any Index Component, the calculation agent may in its sole discretion postpone that valuation date to the earlier of (i) the fifth scheduled trading day after the originally scheduled valuation date and (ii) the earliest date that the level, value or price of each Index Component that is affected by a market disruption event or by the non-scheduled-trading day can be determined. If such a postponement occurs, the level, value or price of the Index Components unaffected by the market disruption event or non-scheduled-trading day will be determined on the originally scheduled valuation date and the level, value or price of any affected Index Component will be determined using the settlement level, value or price of that affected Index Component on the first scheduled trading day following the originally scheduled valuation date on which no market disruption event occurs or is continuing for that affected Index Component. In no event, however, will a valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing with respect to any Index Component on the fifth scheduled trading day after the originally scheduled valuation date, the calculation agent will
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended determine the level, value or price for the affected Index Component in good faith and in a commercially reasonable manner.
Default Amount on Acceleration
If an Event of Default (as defined below) occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.
Discontinuance or Modification of the Index
If the index sponsor discontinues publication of or otherwise fails to publish the Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (the Index being referred to herein as a “successor index”), then the level of the Index will be determined by reference to the index level of that successor index on any subsequent date as of which the Index level is to be determined. If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, and the calculation agent may in its sole discretion adjust any variable, including but not limited to, if applicable, any level (including but not limited to the intraday index level, closing index level, any level derived from the intraday index level or closing index level or any other relevant level on any valuation date) or any combination thereof or any other variable. The calculation agent will make any such adjustment with a view to offsetting, to the extent practical, any difference in the relative levels of the original Index and the successor index at the time the original Index is replaced by the successor index.
If (1) the Index is discontinued or (2) the index sponsor fails to publish the Index, in either case, prior to (and that discontinuance is continuing on) a valuation date and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the value to be used for the level of the Index. The value to be used for the index level will be computed by the calculation agent in the same general manner previously used by the index sponsor and will reflect the performance of the Index through the trading day on which the Index was last in effect preceding the date of discontinuance.
If at any time, there is:
•a material change in the formula for or the method of calculating the level of the Index or any successor index;
•a material change in the content, composition or constitution of the Index or any successor index; or
•a change or modification to the Index or any successor index such that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the value of the Index or successor index had those changes or modifications not been made, then, for purposes of calculating the closing level or intraday level of the Index or that successor index, any payments on the ETNs or making any other determinations as of or after that time, the calculation agent may in its sole discretion make such calculations and adjustments as the calculation agent determines may be necessary in order to arrive at a closing level or intraday level for the Index or that successor index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate any payments on the ETNs with reference to the Index or that successor index, as adjusted.
The calculation agent will make all determinations with respect to adjustments, including any determination as to whether an event that may require an adjustment has occurred, as to the nature of the adjustment and how it will be made.
Split or Reverse Split of the ETNs
On any business day we may elect to initiate a split of the ETNs or a reverse split of the ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.
If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. The record date for the split will be the 9th business day after the announcement date. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. The record date for the reverse split will be on the 9th business day after the announcement date. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.
In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.
In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.
On May 19, 2021, Barclays Bank PLC announced a split of the ETNs in accordance with the procedures described above, which became effective at the open of trading on June 4, 2021.
General Terms of the ETNs
Our ETNs are the “debt securities” issued under the Indenture. Other than “Agreement with Respect to the Exercise of U.K. Bail-in Power,” which applies to only a subset of our ETNs specified in that section, and “Default Amount,” which applies to a series of ETNs only if so specified in the relevant description above, the general terms of the debt securities described in this section apply to all of our ETNs.
Agreement with Respect to the Exercise of U.K. Bail-in Power
References to “debt securities” in this section mean each of the following ETNs:
iPath® Series B S&P 500 VIX Short-Term FuturesTM Exchange-Traded Notes (VXX)
iPath® Series B S&P 500 VIX Mid-Term FuturesTM Exchange-Traded Notes (VXZ)
iPath® Series B Carbon Exchange-Traded Notes (GRN)
Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the debt securities, by acquiring the debt securities, each holder and beneficial owner of the debt securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power (as defined below) by the relevant U.K. resolution authority (as defined below) that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the debt securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the debt securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the debt securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the debt securities, or amendment of the amount of interest or any other amounts due on the debt securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the debt
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the debt securities further acknowledges and agrees that the rights of the holders or beneficial owners of the debt securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the debt securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For these purposes, a “U.K. Bail-in Power” is any write-down, conversion, transfer, modification and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to Barclays Bank PLC or other members of the Group (as defined below), including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of any applicable European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the U.K. Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. Bail-in Power and the “Group” refers to Barclays PLC (or any successor entity) and its consolidated subsidiaries).
No repayment of the principal amount of the debt securities or payment of interest or any other amounts payable on the debt securities shall become due and payable after the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority unless such repayment or payment would be permitted to be made by Barclays Bank PLC under the laws and regulations of the United Kingdom and the European Union applicable to Barclays Bank PLC.
Under the terms of the debt securities, the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the debt securities will not be a default or an Event of Default.
If any debt securities provide for the delivery of property, any reference to payment by Barclays Bank PLC under the debt securities will be deemed to include that delivery of property.
For the avoidance of doubt, references to “holder” in this “Agreement with Respect to the Exercise of U.K. Bail-in Power” section include beneficial owners of the debt securities.
Holders of debt securities that acquire such debt securities in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions described herein to the same extent as the holders of such debt securities that acquire the debt securities upon their initial issuance, including, without limitation, with respect to the acknowledgment and agreement to be bound by and consent to the terms of the debt securities, including in relation to the U.K. Bail-in Power.
Default Amount
The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to holders with respect to such ETNs. That cost will equal:
•the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless
•no quotation of the kind referred to above is obtained, or
•every quotation of that kind obtained is objected to within five business days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
•A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Modification and Waiver
We and the Trustee may make certain modifications and amendments to the Indenture applicable to each series of debt securities without the consent of the holders of the debt securities. We may make other modifications and amendments with the consent of the holder(s) of not less than a majority of the debt securities of the series outstanding under the Indenture that are affected by the modification or amendment. However, we may not make any modification or amendment without the consent of the holder of each affected debt security that would:
•change the terms of any debt security to change the stated maturity date of its principal amount;
•change the principal amount of, or any premium or rate of interest, with respect to any debt securities;
•reduce the amount of principal on a discount security that would be due and payable upon an acceleration of the maturity date of any series of debt securities;
•change our obligation, or any successor’s, to pay additional amounts, if any;
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

•change the places at which payments are payable or the currency of payment;
•impair the right to sue for the enforcement of any payment due and payable, to the extent that such right exists;
•reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture and any past Event of Default;
•change our obligation to maintain an office or agency in the place and for the purposes specified in the Indenture;
•modify the terms and conditions of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or
•modify the foregoing requirements or the provisions of the Indenture relating to the waiver of any past Event of Default or covenants, except as otherwise specified.
Events of Default; Limitations on Suits
Events of Default
Unless provided otherwise, a “Event of Default” with respect to any series of debt securities shall result if:
•we do not pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the Trustee or from holders of 25% in principal amount of the debt securities of that series to us requiring the payment to be made. It shall not, however, be an Event of Default if during the 14 days after the notice such sums (“Withheld Amounts”) were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we act on the advice given to us during the 14-day period by independent legal advisers approved by the Trustee; or
•we breach any covenant or warranty of the Indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 21 days of receipt of a written notice from the Trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in principal amount of the debt securities of that series requiring the breach to be remedied; or
•either (i) an English court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or (ii) an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).
If an Event of Default (as defined below) occurs and is continuing, the Trustee or the holders of at least 25% in outstanding principal amount of the debt securities of that series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount) together with accrued interest, if any. The Trustee may at its discretion and without further notice institute such proceedings as it may think suitable against us to enforce payment. Subject to the provisions of the Indenture for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the Trustee for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the Indenture, and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, as determined by the Trustee. The Trustee may also take any other action, consistent with the direction, that it deems proper.
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

If lawful, Withheld Amounts or a sum equal to Withheld Amounts shall be placed promptly on interest bearing deposit as described in the Indenture. We will give notice if at any time it is lawful to pay any Withheld Amount to holders of debt securities or holders of coupons or if such payment is possible as soon as any doubt as to the validity or applicability of the law, regulation or order is resolved. The notice will give the date on which the Withheld Amounts and the interest accrued on it will be paid. This date will be the earliest day after the day on which it is decided Withheld Amounts can be paid on which the interest bearing deposit falls due for repayment or may be repaid without penalty. On such date, we shall be bound to pay the Withheld Amounts together with interest accrued on it. For the purposes of this subsection, this date will be the due date for those sums. Our obligations under this paragraph are in lieu of any other remedy against us in respect of Withheld Amounts. Payment will be subject to applicable laws, regulations or court orders. Interest accrued on any Withheld Amounts will be paid net of any taxes required by applicable law to be withheld or deducted and we shall not be obliged to pay any additional amount in respect of any such withholding or deduction.
The holders of a majority of the aggregate principal amount of the outstanding debt securities of any affected series may waive any past Event of Default with respect to the series, except any default in respect of either:
•the payment of principal of, or any premium or interest, on any debt securities; or
•a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of debt securities of the series.
Subject to exceptions, the Trustee may, without the consent of the holders, waive or authorize an Event of Default if, in the opinion of the Trustee, such waiver or authorization would not be materially prejudicial to the interests of the holders.
The Trustee will, within 90 days of a default with respect to the debt securities of any series, give to each affected holder of the debt securities of the affected series notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities, the Trustee will be entitled to withhold notice if a trust committee of responsible officers of the Trustee determine in good faith that withholding of notice is in the interest of the holders.
We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Indenture.
Limitations on Suits
Before a holder may bypass the Trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:
•The holder must give the Trustee written notice that an Event of Default has occurred and remains uncured.
•The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default, and the holder must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.
•The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity, and the Trustee must not have received an inconsistent direction from the majority in principal amount of all outstanding debt securities of the relevant series during that period.
•In the case of our winding-up in England, such legal action or proceeding is in the name and on behalf of the Trustee to the same extent, but no further, as the Trustee would have been entitled to do.
Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the debt securities.
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to waive any past Event of Default.
Consolidation, Merger and Sale of Assets; Assumption
We may, without the consent of the holders of any of the debt securities, consolidate or amalgamate with, merge into or transfer or lease our assets substantially as an entirety to, any of the persons specified in the Indenture. However, any successor corporation formed by any consolidation, amalgamation or merger, or any transferee or lessee of our assets, must be a bank organized under the laws of the United Kingdom that assumes our obligations on the debt securities and the Indenture, and a number of other conditions must be met.
Subject to applicable law and regulation (including, if and to the extent required by the Capital Regulations at such time, the prior consent of the PRA), any of our wholly owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder (the “Substituted Issuer”). We, however, must irrevocably guarantee the obligations of the Substituted Issuer under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the Indenture shall immediately be discharged.
“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy for credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Issuer may be organized or domiciled) and applicable to the Group including, as at the date hereof, CRD IV and related technical standards.
“CRD IV” consists of Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, as the same may be amended or replaced from time to time and the CRD IV Regulation.
“CRD IV Regulation” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of June 26, 2013, as the same may be amended or replaced from time to time.
“PRA” means the Prudential Regulation Authority of the United Kingdom or such other governmental authority in the United Kingdom (or if Barclays Bank PLC becomes domiciled in a jurisdiction other than the United Kingdom, such other jurisdiction) having primary responsibility for the prudential supervision of Barclays Bank PLC.
Governing Law
Unless specified otherwise, the debt securities and Indenture will be governed by and construed in accordance with the laws of the State of New York.
Manner of Payment and Delivery
Any payment on or delivery of a series of ETNs at maturity will be made to accounts designated by holders and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.
The Trustee, Paying Agent and Calculation Agent
The Trustee. The Bank of New York Mellon will be the Trustee under the Indenture.
Payment and Paying Agents. We will pay interest to direct holders listed in the Trustee’s records at the close of business on a particular day in advance of each due date for interest, even if the direct holder no longer owns the security on the interest due date. That particular day, usually about one business day in advance of the interest due date, is called the regular record date.
We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York City. Holders of debt securities must make arrangements to have
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.
Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the Trustee of changes in the paying agents for any particular series of debt securities.
Calculation Agent. Currently, Barclays Bank PLC serves as the calculation agent for the ETNs. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs.
Material U.S. Federal Income Tax Considerations
Our ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts that are not debt instruments. Under this treatment, no original issue discount (“OID”) will be accrued on our ETNs. However, the Internal Revenue Service might assert that any of our ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. In that event, U.S. holders of the ETNs would be required to accrue OID over the term of the ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the applicable ETNs.
Barclays Bank PLC 2023 Annual Report on Form 20-F, as amended